Exhibit (d)(9)

Aurora Capital Partners Management VI L.P.
11611 San Vicente Blvd, Suite 800
Los Angeles, California 90049

July 3, 2022

Sharps Compliance Corp.
9220 Kirby Dr., Suite 500
Houston, TX 77054

VIA EMAIL TRANSMISSION

Re:  Amendment to the Original Exclusivity Agreement

Ladies and Gentlemen:

Reference is hereby made to that certain letter agreement, dated as of June 18, 2022 (as amended, supplemented and modified from time to time, the “Original Exclusivity Agreement”), by and between Aurora Capital Partners Management VI L.P. and Sharps Compliance Corp.; capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Original Exclusivity Agreement.  For valid consideration, the parties agree to amend the Original Exclusivity Agreement as follows:

1.	The third paragraph of the Original Exclusivity Agreement is hereby deleted in its entirety and replaced with the following:

“This letter agreement will terminate on the earlier to occur of (a) 11:59 pm Pacific Time on July 10, 2022, and (b) the execution of a definitive merger agreement between Aurora (or its affiliate) and the Company with respect to the Transaction (such date, the “Termination Date”).  Notwithstanding the foregoing, a termination of this letter agreement will not extinguish a party’s liability for breaches of this letter agreement that occurred prior to the Termination Date.”

Except as expressly modified hereby, the Original Exclusivity Agreement shall be and remain in full force and effect.

[Signature Page Follows]

If this letter sets forth the understanding and agreement of the parties, please so indicate by signing a copy of this letter and returning it to the attention of the undersigned.

Best regards,

Aurora Capital Partners Management VI L.P.

By:	/s/ Andrew Wilson
Name:	Andrew Wilson
Title:	Partner

ACCEPTED AND AGREED:

Sharps Compliance Corp.

By:	/s/ Sharon Gabrielson
Name:	Sharon Gabrielson
Title:	Chairman, Board of Directors

Signature Page to Amendment to the Original Exclusivity Agreement